Exhibit 10.13

NON-MANAGEMENT DIRECTOR COMPENSATION ARRANGEMENTS

Effective May 18, 2012, each of the directors who is not an employee of Pepco Holdings, Inc. (“PHI” or the “Company”) or any of its subsidiaries (a “non-management director”) is paid (i) an annual retainer of (A) $50,000 in cash, and (B) $65,000 in the form of a Director Award under the PHI 2012 Long-Term Incentive Plan (the “2012 LTIP”), payable in service-based restricted stock units (with associated dividend equivalents), which awards will be granted on the first day of the non-management director’s service period and will vest in full upon the first to occur of one year after the date of grant or the date of the next annual meeting of stockholders, plus (ii) a fee of $2,000 in cash for each Board and Board committee meeting attended. Each non-management director who chairs a Board committee is paid an additional annual retainer of $10,000 in cash. The Lead Independent Director is paid an additional annual retainer of $25,000 in cash. Annual retainers and Board committee chair/Lead Independent Director annual retainers are paid in equal quarterly installments on the first day of each quarter.

Under the terms of the PHI Non-Management Directors Compensation Plan (the “Directors Plan”), each non-management director is permitted to elect to receive his or her cash retainer payments and meeting fees in cash or in shares of PHI common stock. Non-management directors are also permitted to elect to defer the receipt of their cash retainer and meeting fees under the terms of the PHI Executive and Director Deferred Compensation Plan (the “PHI Deferred Compensation Plan”). Credits to the director’s PHI Deferred Compensation Plan account may be made to a prime rate interest account, an investment fund account determined by the Compensation/Human Resources Committee, or to a phantom share account that mirrors an investment in shares of PHI common stock.

The Board has also established a deferral program under the 2012 LTIP to permit non-management directors to defer the date upon which settlement of a Director Award granted under the 2012 LTIP is to occur. Under this program, non-management directors may elect to defer the payment of shares of PHI common stock under a Director Award that was granted in the form of restricted stock units, performance shares or performance units, until (i) the date the non-management director leaves the Board; (ii) the January 31 after such director leaves the Board; or (iii) another date to be specified by such director in advance, which with respect to deferrals effected in 2013, may not be before January 31, 2016.

The Company also provides non-management directors with travel accident insurance for Company-related travel and directors’ and officers’ liability insurance coverage. The Company also reimburses non-management directors for travel, hotel and other out-of-pocket expenses incurred in connection with the performance of their duties as directors. The Company also provides non-management directors with free parking in the Company’s headquarters building not only when attending Board and Board committee meetings, but also other than in connection with the performance of their duties as directors. In addition, Company-leased entertainment venues and Company-purchased tickets to sporting and cultural events were made available to non-management directors for personal use when not being used by the Company for business purposes.